Exhibit 10.1
EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”) by and between Lions Gate Entertainment Corp. (“Lions Gate”) and Michael Burns (“Burns”) is entered into as of October 30, 2012 (the “Effective Date”). Lions Gate and Burns agree that as of the Effective Date, the terms of this Agreement shall replace and supersede the employment agreement entered into as of September 1, 2006, as subsequently amended, between Burns and Lions Gate (the “Prior Agreement”), with the sole exception of Section 6 of the Prior Agreement which shall remain in full force and effect.

This Agreement relates to the terms and conditions of Burns' employment with Lions Gate for the term specified herein.

The parties hereby agree as follows:

1.    Employment. Lions Gate hereby employs Burns to serve in the capacity of Vice Chairman of Lions Gate on the terms and conditions set forth herein. Burns shall render such services as are customarily provided by persons in the capacity of Vice Chairman in the entertainment industry and as may be reasonably requested by Lions Gate. Burns hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by Lions Gate in connection with the regular conduct of its business; to render services during Burns' employment hereunder whenever and wherever and as often as Lions Gate may reasonably require in a competent, conscientious and professional manner, and as instructed by Lions Gate in all matters, including those involving artistic taste and judgment, but there shall be no obligation on Lions Gate to cause or allow Burns to render any services, or to include all or any of Burns' work or services in any motion picture or other property or production. Notwithstanding the foregoing, Lions Gate acknowledges that Burns is a shareholder of Ignite Entertainment and Cerulean, LLC and the parties agree to negotiate at arms-length any matters concerning Lions Gate and Ignite or Cerulean.

2.    Term. Burns' employment term under this Agreement shall commence on the Effective Date and continue through and including the fifth (5th) anniversary of the Effective Date (the “Expiration Date”), subject to early termination as provided in this Agreement (the “Term”).

3.    Base Salary. Lions Gate shall pay Burns an annual fixed salary of US$1,000,000 from the Effective Date through the end of the Term (“Base Salary”) payable in equal installments in accordance with Lions Gate's standard payroll practices.

4.    Discretionary Annual Bonus.

(a)    Bonus Opportunity. During the Term, Burns shall be eligible to receive a discretionary annual bonus (the “Discretionary Bonus”) based on Lions Gate's fiscal year. The Discretionary Bonus shall have a target of fifty percent (50%) of Burns' Base Salary. Lions Gate's Compensation Committee (“Compensation Committee”) shall establish performance criteria upon which the determination of the Discretionary Bonus amount, if any, shall be made, such criteria to be established at the beginning of the applicable fiscal year. For Lions Gate's 2013 fiscal year, the Compensation Committee has previously determined that Burns' entitlement to a Discretionary Bonus and/or the amount of any such bonus shall be based upon the following criteria (with no emphasis to be derived from the order in which they appear): Lions Gate's EBITDA, revenue and bottom line performance, earnings, free cash flow levels, debt reduction and interest cost savings (such financial metrics of Lions Gate to be measured on a consolidated basis), Lions Gate's share price, and growth of Lions Gate's core library asset, as well as Lions Gate's ability to pay such bonus and the Compensation Committee's consideration of such other criteria as it may determine (such as transformative transactions and initiatives completed by Lions Gate which may result in general long-term growth of the business). For any fiscal year in which Burns is employed for only a portion of that fiscal year, Burns shall be eligible for consideration by the Compensation Committee for a pro-rata Discretionary Bonus following the end of and with respect to that fiscal year. The Discretionary Bonus (or portion thereof if either Section 4(b) or 4(c) below applies), if any, that is payable in cash shall be payable in a timely manner, but in any event when bonuses, if any, are generally given to Lions Gate's other senior-level employees and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4).

(b)    Election to Receive Portion of Bonus in Equity. In his sole discretion, Burns may elect to receive fifty percent (50%) of his earned Discretionary Bonus for a particular fiscal year in the form of equity in lieu of a cash payment; provided, however, that any such election must be made prior to the date on which the Compensation Committee determines whether any such Discretionary Bonus will be paid to Burns for such fiscal year (the date of any such determination by the Compensation Committee, the “Bonus Determination Date”). Lions Gate shall provide notice to Burns in advance of the Bonus Determination Date such that he has a reasonable opportunity to timely make such election. In the event that Burns elects to receive 50% of his Discretionary Bonus in this manner, the Compensation Committee will determine in its sole discretion on or before the Bonus Determination Date whether the portion of the Discretionary Bonus subject to such election will be paid in the form of an option to acquire Lions Gate common shares, an award of Lions Gate common shares, or a combination thereof as determined by the Compensation Committee (with the number of shares subject to any such option or award to be determined as provided in Section 4(d) below). Any such option or shares awarded to Burns pursuant to such election shall be fully vested on the Bonus Determination Date, and the per share exercise price of any such option shall be equal to the closing price of a Lions Gate common share on the Bonus Determination Date.

(c)    Equity Payment of Bonus Above $1.5 Million. In the event that the total Discretionary Bonus awarded to Burns for a given fiscal year is greater than one million five hundred thousand dollars (US$1,500,000) and without regard to whether Burns has elected to receive a portion of such Discretionary Bonus in the form of equity, the total amount of such Discretionary Bonus that is greater than one million five hundred thousand dollars (US$1,500,000) will be paid in the form of an option to acquire Lions Gate common shares, an award of Lions Gate common shares, or a combination thereof as determined by the Compensation Committee in its sole discretion (with the number of shares subject to any such option or award to be determined as provided in Section 4(d) below). Any such option or shares awarded to Burns pursuant to this Section 4(c) shall be fully vested on the Bonus Determination Date, and the per share exercise price of any such option shall be equal to the closing price of a Lions Gate common share on the Bonus Determination Date.

(d)    Determination of Equity Awarded for Bonus. If any portion of a Discretionary Bonus is to be paid to Burns in the form of an option to acquire Lions Gate common shares pursuant to this Section 4, such option shall be evidenced by and subject to the terms of an option agreement in the form generally then used by Lions Gate to evidence grants of stock options under Lions Gate's stock incentive plan as then in effect (such form to be modified as appropriate to reflect that the option will be fully vested on the Bonus Determination Date), and the number of shares subject to such option shall be determined by the Compensation Committee on the applicable Bonus Determination Date, with the intent being that such option shall have a grant date fair value equal to the amount of the Discretionary Bonus to be so paid based on the assumptions used to value stock options for purposes of Lions Gate's financial reporting as of such date. If any portion of a Discretionary Bonus is to be paid to Burns in the form of an award of fully vested Lions Gate common shares pursuant to this Section 4, the number of shares subject to such award shall be determined by the Compensation Committee on the applicable Bonus Determination Date based on the per-share closing price (in regular trading) of Lions Gate's common shares on that date, and such shares shall be paid to Burns at the same time cash bonuses for such fiscal year are paid as provided in Section 4(a).

5.    Stock Price Bonus. If, during the Term, the Average Stock Price of Lions Gate's common shares during a period of six (6) consecutive months is not less than US$17.00 per share, then Lions Gate shall pay Burns a one-time bonus (in addition to any other compensation payable pursuant to this Agreement) in the amount of US$700,000 (the “Stock Price Bonus”). In addition, if during the Term the Average Stock Price of Lions Gate's common shares during a period of six (6) consecutive months is not less than US$20.00 per share, then Lions Gate shall pay Burns a one-time additional Stock Price Bonus of US$700,000. In addition, if during the Term the Average Stock Price of Lions Gate's common shares during a period of six (6) consecutive months is not less than US$23.00 per share, then Lions Gate shall pay Burns a one-time additional Stock Price Bonus of US$700,000. The stock price targets set forth above in this paragraph shall be subject to reasonable adjustments by the Compensation Committee for stock splits, stock dividends and similar events affecting the per-share value of Lions Gate common shares. For purposes of the Stock Price Bonus, the “Average Stock Price” for a particular period will be the volume-weighted average of the Daily Stock Prices for each trading day during such period, and the “Daily Stock Price” for any particular trading day will be the average of the high and low trading prices for a Lions Gate common share on such day.

The Compensation Committee shall determine whether a stock price target has been achieved for purposes of the Stock Price Bonus (the date of such determination, the “Stock Price Bonus Determination Date”). Any Stock Price Bonus, if earned, will be paid in the form of an option to acquire Lions Gate common shares, an award of Lions Gate common shares, or a combination thereof as determined by the Compensation Committee in its sole discretion (with the number of shares subject to any such option or award to be determined in the same manner as described in Section 4(d) above for Discretionary Bonuses payable in the form of equity awards). Any such option or shares awarded to Burns pursuant to this Section 5 shall be fully vested on the Stock Price Bonus Determination Date, and the per share exercise price of any such option shall be equal to the closing price of a Lions Gate common share on the Stock Price Bonus Determination Date. Any such option shall be evidenced by and subject to the terms of an option agreement in the form generally then used by Lions Gate to evidence grants of stock options under Lions Gate's stock incentive plan as then in effect (such form to be modified as appropriate to reflect that the option will be fully vested on the Stock Price Bonus Determination Date). Any Stock Price Bonus payable in the form of Lions Gate common shares shall be paid within five (5) business days after the Stock Price Bonus Determination Date.

For the avoidance of doubt, Burns shall not be entitled to receive the Stock Price Bonus at any specified target more than one time and the maximum aggregate bonus that could be payable to Burns in respect of the Stock Price Bonus opportunity under any scenario pursuant to this Section 5 (and any other provision of this Agreement applicable to the Stock Price Bonuses) is US$2,100,000 (or the value thereof in the form of Lions Gate options and/or common shares as provided herein); provided further that a single rise in stock price can trigger all three Stock Price Bonuses.

Notwithstanding the foregoing, if on or before the time the Stock Price Bonus becomes payable, Lions Gate's primary bank has declared Lions Gate to be in material default of any of its bank covenants, and such default is directly attributable to Burns' negligent disregard of any such covenants (of which he has received notice) or his negligent supervision of any of his direct reports, Burns shall not be entitled to the Stock Price Bonus; provided, however, the foregoing shall be subject to binding arbitration as set forth in Section 19(f) should Burns dispute Lions Gate's position with respect thereto.

6.    Quarterly Grant. Subject to Burns' continued employment hereunder through the relevant grant date (and in each case subject to shareholder or regulatory approval, if required), on November 3, 2012 and on each three (3) month anniversary of November 3, 2012 that occurs during the Term (each, a “Quarterly Grant Date”), Burns shall be issued a number of Lions Gate common shares equivalent to US$187,500, calculated using the closing price (in regular trading) of Lions Gate's common shares on the last trading day immediately prior to the respective grant date (each a “Quarterly Grant”) and subject in each case to applicable tax withholding; provided, however, that if Burns' employment hereunder continues through the Expiration Date, he shall be entitled to receive a final Quarterly Grant under this Agreement on the Expiration Date (the “Final Quarterly Grant”). Each Quarterly Grant shall be fully vested upon grant, and the shares subject to such Quarterly Grant shall be issued not more than five (5) business days after the applicable Quarterly Grant Date. Notwithstanding the foregoing, in the event that Lions Gate terminates Burns' employment without Cause pursuant to Section 11(f) or Burns terminates his employment for Good Reason pursuant to Section 11(e)(iv), then, subject to Sections 12(d) and 13(b), the Quarterly Grants shall continue to be granted to Burns on each quarterly grant date through the Expiration Date (including the Final Quarterly Grant to be made on the Expiration Date), and no further Quarterly Grants shall be made after that date. For the sake of clarity, any future Quarterly Grants shall be forfeited in the event that Burns' employment hereunder and the Term is terminated for any reason other than as contemplated by the preceding sentence prior to the Expiration Date. If shareholder or regulatory approval of any Quarterly Grant is necessary and Lions Gate is unable to obtain such approval for all or any portion of a Quarterly Grant, then

Burns shall be entitled to alternative commensurate compensation, the details of which shall be negotiated in good faith.

7.    Equity Awards.

(a)    Grant of Options. Provided that Burns' employment hereunder has not been terminated for Cause (as defined herein), death, or Disability (as defined herein), or at his own election without Good Reason (as defined herein), and subject to regulatory approval if required, Burns shall be granted, as soon as practicable after the Effective Date, an option to purchase 1,857,143 common shares of Lions Gate (the “Option”) at a per-share exercise price equal to the closing price of a Lions Gate common share on the date the Option is granted. The Option shall be evidenced by and subject to the terms of an option agreement in the form generally then used by Lions Gate to evidence grants of stock options under Lions Gate's stock incentive plan.

(b)    Grant of RSUs. Provided that Burns' employment hereunder has not been terminated for Cause, death, or Disability, or at his own election other than for Good Reason, and subject to regulatory approval if required, Burns shall be granted, as soon as practicable after the Effective Date, an award of restricted stock units with respect to 130,000 common shares of Lions Gate (the “RSU Grant”). The RSU Grant shall be evidenced by and subject to the terms of a restricted stock unit agreement in the form generally then used by Lions Gate to evidence grants of restricted stock units under Lions Gate's stock incentive plan.

(c)    Date of Vesting; Date Exercisable. Subject to Burns' continued employment hereunder, the Option and the RSU Grant shall each vest and, in the case of the Option, become exercisable as to twenty-five percent (25%) of the shares subject to the award on each of the first, second, third and fourth anniversaries of the Effective Date; provided, however, if the vesting of such awards is accelerated pursuant to Section 8(b), 12(b) or 12(c) below, then the foregoing requirement that Burns be an employee shall not apply with respect to any of the foregoing vesting dates. If shareholder or regulatory approval of the Option or the RSU Grant is necessary and Lions Gate is unable to obtain such approval for all or any portion of either such award, then Burns shall be entitled to alternative commensurate compensation, the details of which shall be negotiated in good faith.

(d)    Pre-Existing and Other Equity. The foregoing Option and RSU Grant shall be in addition to any equity awards granted to Burns by Lions Gate prior to the Effective Date (the “Pre-Existing Equity”) as well as the Quarterly Grants and any other equity awards provided for in this Agreement.

8.    Change of Control. In the event of a “Change of Control” as defined below, the following shall apply:

(a)    Change of Control definition. For purposes of this Agreement, the term “Change of Control” shall mean:

(i)	if any person, other than (A) any person who holds or controls entities that, in the aggregate (including the holdings of such person), hold or control twenty-five percent (25%) or more of the outstanding shares of Lions Gate on the date of execution of this Agreement by each party hereto (collectively, a “Twenty-Five Percent Holder”) or (B) a trustee or other fiduciary holding securities of Lions Gate under an employee benefit plan of Lions Gate, becomes the beneficial owner, directly or indirectly, of securities of Lions Gate representing thirty-three percent (33%) or more of the outstanding shares as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder;

(ii)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there is a sale or disposition of thirty-three percent (33%) or more of Lions Gate's assets (or consummation of any transaction, or series of related transactions, having similar effect);

(iii)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there occurs a change or series of changes in the composition of the Board as a result of which half or less than half of the directors are incumbent directors;

(iv)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate (excluding any sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder in a single transaction or a series of transactions), a shareholder or group of shareholders acting in concert, other than a Twenty-Five Percent Holder in a single transaction or a series of transactions, obtain control of thirty-three percent (33%) or more of the outstanding shares of Lions Gate;

(v)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, a shareholder or group of shareholders acting in concert obtain control of at least half of the Board, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder;

(vi)	if there is a dissolution or liquidation of Lions Gate; or

(vii)
if there is any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing, excluding any transaction or series of transactions involving a Twenty-Five Percent Holder.

(b)    Change in Control Severance.

(i)    If, upon or within twelve (12) months following a Change of Control, Lions Gate terminates Burns' employment without Cause pursuant to Section 11(f) or Burns terminates his employment for Good Reason pursuant to Section 11(e)(iv), then, subject to Sections 12(d) and 13(b), Burns shall be entitled, in addition to the Accrued Obligations (as defined below) and continued payment of the Quarterly Grants as provided in Section 6, to the payment of the greater of (1) the present value (using the then prevailing rate of interest charged to Lions Gate by its principal lender as the discount rate) of payment of Burns' Base Salary through the Expiration Date, or (2) US$2,500,000, such payment to be made in a lump sum as soon as practicable after (and in all events not more than sixty (60) days after) the date of Burns' Separation from Service; provided, however, that if the 60-day period following Burns' Separation From Service spans two calendar years, such payment shall be made within such 60-day period but in the second of the two calendar years. If Burns timely elects continued health coverage for himself (and, if applicable his eligible dependents) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Lions Gate will pay or reimburse Burns' COBRA premiums for up to six (6) months following his Separation from Service (provided that Lions Gate's obligation to make any payment pursuant to this sentence shall cease upon the date Burns becomes eligible for substantially similar coverage under the health plan of a future employer). In addition, the Option, the RSU Grant and any Pre-Existing Equity, to the extent then outstanding and unvested, will be fully vested and, in the case of stock options, exercisable upon the date of Burns' Separation from Service.

(ii)    As used herein, a “Separation from Service” occurs when Burns dies, retires, or otherwise has a termination of employment with Lions Gate that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(c)    Waiver of Stock Price Bonus Condition Precedent. If at the effective time of a Change of Control, Lions Gate's share price is US$17.00, $20.00 or $23.00 per share or greater than any of the foregoing, then Lions Gate shall pay Burns any applicable Stock Price Bonus (to the extent not previously paid), without regard to the six-month requirement set forth in Section 5 above, such bonus to be paid in cash (as opposed to equity awards) within five (5) business days following such Change of Control.

(d)    Definition of Accrued Obligations. As used in this Agreement, “Accrued Obligations” means accrued but unpaid (A) Base Salary, (B) Stock Price Bonus (to the extent that the applicable stock price goal has been achieved as of Burns' termination date but such

Stock Price Bonus has not yet been paid), (C) expense reimbursement, (D) vacation pay, if any, (E) vested equity awards, and (F) pro rata Discretionary Bonus for the year in which Burns' termination of employment occurs, if any (with any election by Burns to receive a portion of such Discretionary Bonus in the form of a stock option to be disregarded).

9.    Benefits/Expenses.

(a)During the Term, Burns shall be eligible for all employee benefits (including health insurance and 401(k) or other retirement plans) per Lions Gate's standard benefit program for an employee employed by Lions Gate at Burns' level. Burns shall be entitled to take paid time off without a reduction in salary, subject to the demands and requirements of Burns' duties and responsibilities under this Agreement. Burns shall not accrue any vacation.
(b)During the Term, Lions Gate shall, consistent with its normal practice, promptly reimburse Burns for all travel, entertainment and other reasonable business expenses incurred by him in promoting the business of Lions Gate. In addition, Burns shall be entitled to (i) business class travel for flights in excess of four (4) hours, (ii) all customary perquisites provided to senior executives of Lions Gate generally, (iii) a cell phone, which may be expensed, and (iv) a reserved parking space. Without limiting the foregoing, Burns shall be permitted to use Lions Gate's private plane for twenty (20) hours per year at the same rate as negotiated by Lions Gate's Chief Executive Officer, reimbursing Lions Gate for the total number of hours used in the same manner as Lions Gate's Chief Executive Officer. In addition, Burns shall be entitled to a car allowance of US$1,111 per month.
(c)During the Term, Lions Gate shall provide Burns with life and disability insurance policies providing Burns (or his estate, as applicable) with US$2,000,000 in benefits. Burns shall reasonably cooperate with Lions Gate in fulfilling its obligations to provide such policies.
(d)Notwithstanding the foregoing, nothing contained in this Agreement shall obligate Lions Gate to adopt or implement any benefits, or prevent or limit Lions Gate from making any blanket amendments, changes, or modifications of the eligibility requirements or any other provisions of, or terminating, in its entirety, any benefit at any time, and Burns' participation in or entitlement under any such benefit shall at all times be subject in all respects thereto; provided, however, that Burns shall be treated no less favorably than other senior executives of Lions Gate generally.
10.    Devotion of Time/Services. Burns recognizes that consistent with his position as Vice Chairman he is required to devote substantially all of his business time and services to the business and interests of Lions Gate and, due to Burns' high level position, failure to do so would cause a material and substantial disruption to Lions Gate's operations. Consistent with the foregoing, Burns agrees that he shall not undertake any activity that is in direct conflict with the essential enterprise related interests of Lions Gate. As long as Burns' meaningful business time is devoted to Lions Gate, Burns may devote a reasonable amount of time to management of personal investments and charitable, political and civic activities, so long as these activities do not conflict with Lions Gate's interests or otherwise interfere with Burns' performance under this Agreement.

11.    Termination.

Burns' employment and the Term shall terminate upon the happening of any one or more of the following events:

(a)    upon mutual written agreement between Lions Gate and Burns;

(b)    upon the death of Burns;

(c)    by Lions Gate giving written notice of termination to Burns during the continuance of any Disability (as defined below) at any time after he has been unable to perform the material services or material duties required of him in connection with his employment by Lions Gate as a result of physical or mental Disability (or disabilities) which has (or have) continued for a period of twelve (12) consecutive weeks, or for a period of sixteen (16) weeks in the aggregate, during any twelve (12) consecutive month period. Notwithstanding any other provision herein, during any period of Disability hereunder which lasts for more than two (2) consecutive weeks, in its exercise of good faith business judgment, and in consultation with Burns (if practical), the Board may appoint an interim Vice Chairman to fulfill the duties and responsibilities of Burns and such appointment shall not be deemed a breach of this Agreement; provided, however, that upon the termination of Burns' Disability, Burns shall immediately resume the position of sole Vice Chairman and his duties and responsibilities in accordance with the terms of this Agreement and the interim Vice Chairman shall cease serving in such capacity. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which renders Burns unable to perform the essential functions of his position, with even reasonable accommodation, which does not impose an undue hardship on Lions Gate. Lions Gate reserves the right, acting reasonably and in good faith, to make the determination of Disability under this Agreement based upon information supplied by Burns and/or his medical personnel, as well as information from medical personnel (or others) selected by Lions Gate or its insurers. Burns shall have ten (10) days following written notice by Lions Gate to cure the Disability, if such Disability is capable of cure;

(d)    by giving written notice of termination for Cause. “Cause,” as used herein, means that Burns has engaged in or committed any of the following: (A) conviction of a felony, except a felony relating to a traffic accident or traffic violation; (B) gross negligence or willful misconduct with respect to Lions Gate, which shall include, but is not limited to theft, fraud or other illegal conduct, refusal or unwillingness to perform employment duties, sexual harassment, any willful (and not legally protected act) that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of Lions Gate, violation of any fiduciary duty, and violation of any duty of loyalty; or (C) any material breach of this Agreement by Burns; provided, however, Lions Gate shall not terminate Burns' employment hereunder pursuant to this Section 11(d) unless it shall first give Burns written notice of the alleged defect and the same is not cured within fifteen (15) business days of such written notice;

(e)    by Burns giving notice of his intention to terminate for one of the following reasons:

(i) Burns accepts a full time position with the federal or state government,

(ii) Burns accepts a full time position with a philanthropic or non-profit organization,

(iii) Burns moves his permanent residence from the U.S. to another country, or

(iv) Burns' terminates his employment with Lions Gate for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (in each case without the written consent of Burns):

(A)	a material diminution in Burns' position, authorities, duties or responsibilities from the level in effect on the Effective Date;

(B)	a material reduction of Burns' Base Salary or target Discretionary Bonus as in effect on the commencement of the Term or as the same may be increased from time to time;

(C)	a requirement by Lions Gate that Burns report to anyone other than Lions Gate's Board of Directors or Chief Executive Officer; or

(D)	any material breach by Lions Gate of this Agreement or any other compensatory arrangement between Lions Gate and Burns.
Good Reason shall not include death or Disability. Burns' continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder; provided, however, that a termination of employment by Burns shall not be considered a termination for Good Reason unless it occurs within eighteen (18) months following the event claimed to constitute Good Reason. Burns shall provide Lions Gate written notice of any event claimed to constitute Good Reason within ninety (90) days after the occurrence of the event, and Lions Gate shall have an opportunity to cure any claimed event of Good Reason within thirty (30) days after its receipt of such notice from Burns. Lions Gate shall notify Burns of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and upon receipt of written notice from Burns of his concurrence that a cure has been effectuated, any notice of termination delivered by Burns based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate this Agreement.
(f)    by Lions Gate giving notice to Burns of termination without Cause.

12.    Effect of Termination.

(a)    With Cause. If Lions Gate terminates this Agreement pursuant to Section 11(d) above, Lions Gate shall have no further obligation to pay Burns any compensation of any kind other than the Accrued Obligations. Notwithstanding the foregoing, Lions Gate shall have no obligation to pay any Stock Price Bonus otherwise payable to Burns under this Agreement if such a termination of his employment is based on Burns' commission of a material fraud against Lions Gate; provided, however, any such material fraud shall have been determined by binding arbitration as set forth in Section 19(f) below.

(a)Death or Disability. In the event of the termination of this Agreement pursuant to Section 11(b) or (c) above, Lions Gate shall have the obligation to pay Burns' estate or Burns, as applicable, any Accrued Obligations. If on the date of death or termination for Disability, the volume-weighted average of the closing prices of Lions Gate's common shares for the immediately prior four (4) month (or longer) period is US$17.00, $20.00, or $23.00 per share or greater, then the applicable Stock Price Bonus(es) shall be paid in full if it otherwise becomes payable in accordance with the conditions set forth in Section 5 above applied without regard to the early termination of this Agreement. If on the date of death or termination for Disability, the volume-weighted average of the closing prices of Lions Gate's common shares for the immediately prior period of less than four (4) months is US$17.00, $20.00, or $23.00 per share or greater, then a pro-rated share of the applicable Stock Price Bonus(es) shall be paid if the Stock Price Bonus(es) otherwise becomes payable in accordance with the conditions set forth in Section 5 above applied without regard to the early termination of this Agreement (i.e., if the target was achieved over the two (2) month period immediately prior to termination for death or Disability and four (4) months later the target was achieved for the whole six (6) month period, then Burns (or his estate, if applicable) would receive one third (1/3) of the applicable Stock Price Bonus). Any Stock Price Bonus or portion thereof that becomes payable pursuant to this paragraph shall be paid in cash (as opposed to equity awards) within five (5) business days following the completion of the applicable six-month period. In addition, in the event of the termination of this Agreement due to Burns' death (but not Disability), the Option, the RSU Grant and any Pre-Existing Equity, to the extent then outstanding and unvested, will be fully vested and, in the case of stock options, exercisable upon the date of death.
(c)    Termination Without Cause or by Burns for Good Reason. If Lions Gate terminates Burns' employment without Cause pursuant to Section 11(f) or Burns terminates his employment with Lions Gate for Good Reason pursuant to Section 11(e)(iv) above and, in either case, the release requirement under Section 12(d) is met, then Lions Gate shall pay Burns, subject to Section 13(b) and in addition to the Accrued Obligations and continued payment of the Quarterly Grants as provided in Section 6, a severance payment equal to the present value (using the then prevailing rate of interest charged to Lions Gate by its principal lender as the discount rate) of payment of Burns' Base Salary through the Expiration Date, such payment to be made in a lump sum as soon as practicable after (and in all events not more than sixty (60) days after) the date of Burns' Separation from Service; provided, however, that if the 60-day period following Burns' Separation From Service spans two calendar years, such payment shall be made within such 60-day period but in the second of the two calendar years. If Burns timely elects continued

health coverage for himself (and, if applicable his eligible dependents) under COBRA, Lions Gate will pay or reimburse Burns' COBRA premiums for up to six (6) months following his Separation from Service (provided that Lions Gate's obligation to make any payment pursuant to this sentence shall cease upon the date Burns becomes eligible for substantially similar coverage under the health plan of a future employer). In addition, the Option, the RSU Grant and any Pre-Existing Equity, to the extent then outstanding and unvested, will be fully vested and, in the case of stock options, exercisable upon the date of Burns' Separation from Service. Burns shall also continue to be eligible for Stock Price Bonus(es) without regard to the termination of his employment, through the Expiration Date, provided that any such Stock Price Bonus that becomes payable prior to such date shall be paid in cash (as opposed to equity awards) within five (5) business days following the completion of the applicable six-month period. The foregoing amounts shall not be payable if Burns' termination is in connection with a Change of Control, but in such event Burns shall be paid in accordance with Section 8(b).
If Burns' employment with Lions Gate is terminated pursuant to Sections 8(b), 11(a) - (c) or 11(e) - (f) above, Burns shall have no obligation to mitigate and Lions Gate shall have no right to offset any income thereafter received by Burns against Lions Gate's payment obligations to him.
(d)    Release. Notwithstanding any other provision herein, Burns' right to receive any severance benefits pursuant to Section 8(b) or Section 12(c) of this Agreement shall be subject to his execution and delivery to Lions Gate of a general release of claims in substantially the form attached hereto as Exhibit A (with such changes as may be reasonably required to such form to help ensure its enforceability in light of any changes in applicable law) not more than twenty-one (21) days (forty-five (45) days if required under applicable law) after the date Lions Gate provides the final form of release to Burns (and Burns' not revoking such release within any revocation period provided under applicable law). Lions Gate shall provide the final form of release agreement to Burns not later than seven (7) days following the termination date.
13.    Section 409A.

(a)    It is intended that any amounts payable under this Agreement and any exercise of authority or discretion hereunder by Lions Gate or Burns shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject Burns to payment of any interest or additional tax imposed under Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Section 409A, this Agreement shall be construed and interpreted in a manner to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Burns.

(b)    Notwithstanding any other provision herein, if Burns is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Burns' Separation from Service, Burns shall not be entitled to any payment or benefit pursuant to Section 8(b) or 12(c) above until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of Burns' death. Any amounts otherwise payable to Burns upon or in the six (6) month period following Burns'

Separation from Service that are not so paid by reason of this paragraph shall be paid as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Burns' Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Burns' death) and any such payments shall be increased by an amount equal to interest on such payments for the period commencing with the date such payment would have otherwise been made but for this Section 13(b) (the “Original Payment Date”) and ending on the date such payment is actually made, at an interest rate equal to the prevailing rate of interest charged to Lions Gate by its principal lender in effect as of the Original Payment Date. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

(c)    To the extent that any benefits or reimbursements pursuant to Section 9 or Section 12(c) are taxable to Burns, any reimbursement payment due to Burns pursuant to any such provision shall be paid to Burns on or before the last day of Burns' taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Burns receives in one taxable year shall not affect the amount of such benefits or reimbursements that Burns receives in any other taxable year.

14.     Indemnification. Except with respect to claims resulting from Burns' willful misconduct or acts outside the scope of his employment hereunder, Burns shall be indemnified by Lions Gate (whether during or after the Term) in respect of all claims arising from or in connection with his position or services as an officer of Lions Gate to the maximum extent permitted in accordance with Lions Gate's Certificate of Incorporation, its By-Laws and under applicable law, and shall be covered by Lions Gate's applicable directors and officers insurance policy, which coverage shall be no less favorable than that accorded any other officer or director of Lions Gate.

15.     Company Policies. Burns shall abide by the provisions of all policy statements, including without limitation any conflict of interest policy statement, of Lions Gate or adopted by Lions Gate from time to time during the Term and furnished to Burns in writing or of which he has notice.

16.     Non-Solicitation. Burns shall not, during the Term and for a period of one (1) year thereafter, directly or indirectly, induce or attempt to induce any employee or contractor of Lions Gate or its affiliates, to leave Lions Gate or its affiliates or to render services for any other person, firm or corporation.

17.     Property of Lions Gate. Burns acknowledges that the relationship between the parties hereto is exclusively that of employer and employee and that Lions Gate's obligations to him are exclusively contractual in nature. Lions Gate and/or its affiliates shall be the sole owner or owners of all interests and proceeds of Burns' services hereunder, including without limitation, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, scripts, audio visual materials, promotional materials, photography and other intellectual properties and creative works which Burns may prepare, create, produce or otherwise develop in connection with and during his employment hereunder, including without limitation, all copyrights and all rights to reproduce, use, authorize others to use and sell such properties or works at any time or place for any purpose, free and clear of any claims by Burns (or anyone claiming under him) of any kind or character whatsoever (other than Burns' right to compensation hereunder). Burns shall have no right in or to such properties or works and shall not use such properties or works for his own benefit or the benefit of any other person. Burns shall, at the reasonable request of Lions Gate, execute such assignments, certificates, applications, filings, instruments or other documents consistent herewith as Lions Gate may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to such properties or works. Notwithstanding anything to the contrary herein, Burns' personal rolodex shall remain his personal property during the Term of this Agreement and following its expiration or earlier termination. Burns' assignment of rights in this paragraph does not apply to any invention which fully qualifies under Section 2870 of the California Labor Code. The parties further acknowledge that Burns is the author and owner of a screenplay currently entitled “Inside Information” and Lions Gate agrees that it claims no ownership interest therein. Burns agrees that Lions Gate shall have the right of first negotiation and last refusal concerning “Inside Information.”

18.    Confidential Information. All memoranda, notes, records and other documents made or compiled by Burns, or made available to him during his employment with Lions Gate concerning the business or affairs of Lions Gate or its affiliates shall be Lions Gate's property and shall be delivered to Lions Gate on the termination of this Agreement or at any other time on request from Lions Gate. Burns shall keep in confidence and shall not use for himself or others, or divulge to others, any information concerning the business or affairs of Lions Gate or its affiliates which is not otherwise publicly available and which is obtained by Burns as a result of his employment, including without limitation, trade secrets or processes and information reasonably deemed by Lions Gate to be proprietary in nature, including without limitation, financial information, programming or plans of Lions Gate or its affiliates, unless disclosure is permitted by Lions Gate or required by law or legal process.

19.    Miscellaneous.

(a)    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.

(b)    Amendments. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto.

(c)    Titles and Headings. Section or other headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of any of the terms or provisions hereof.

(d)    Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings of the parties in connection therewith (including, without limitation, the Prior Agreement, except as expressly provided herein). Notwithstanding the foregoing, except as expressly set forth herein, the terms and conditions of the agreements that evidence equity-based awards granted by Lions Gate to Burns that are outstanding as of the Effective Date are outside of the scope of the preceding provisions of this Section 19(d) and continue in effect.

(e)    Successors and Assigns. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as specifically provided herein, neither of the parties hereto may assign the rights and duties of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, Lions Gate shall assign this Agreement provided that it secures the assumption thereof by any successor to all or substantially all of its stock, assets and business by dissolution, merger, consolidation, transfer of assets or otherwise.

(f)    Arbitration. In exchange for the benefits of the speedy, economical and impartial dispute resolution procedure of arbitration, Lions Gate and Burns, with the advice and consent of their selected counsel, choose to forego their right to resolution of their disputes in a court of law by a judge or jury, and instead elect to treat their disputes, if any, pursuant to the Federal Arbitration Act and/or California Civil Procedure Code §§ 1281 et seq.

(i)    Burns and Lions Gate agree that any and all claims or controversies whatsoever brought by Burns or Lions Gate, arising out of or relating to this Agreement, Burns' employment with Lions Gate, or otherwise arising between Burns and Lions Gate, will be settled by final and binding arbitration in accordance with the applicable rules and procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”). This includes all claims whether arising in tort or contract and whether arising under statute or common law. Such claims may include, but are not limited to, those relating to this Agreement, wrongful termination, retaliation, harassment, or any statutory claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or similar Federal or state statutes. In addition, any claims arising out of the public policy of California, any claims of wrongful termination, employment discrimination, retaliation, or harassment of any kind, as well as any claim related to the termination or non-renewal of this Agreement shall be arbitrated under the terms of this Agreement. The obligation to arbitrate such claims will survive the termination of this Agreement. Lions Gate shall be responsible for all costs of the arbitration services, including the fees and costs of the arbitrator and court reporter fees, unless Burns wishes to share such costs voluntarily. To the extent permitted by law, the hearing and all filings and other proceedings shall be treated in a private and confidential manner by the arbitrator and all parties and representatives, and shall not be disclosed except as necessary for any related judicial proceedings.

(ii)    The arbitration will be conducted before an arbitrator who is a member of JAMS and mutually selected by the parties from the JAMS Panel. In the event that the parties are unable to mutually agree upon an arbitrator, each party shall select an arbitrator from the JAMS Panel and the two selected arbitrators shall jointly select a third, and the arbitrators shall jointly preside over the arbitration. The arbitrator(s) will have jurisdiction to determine the arbitrability of any claim. The arbitrator(s) shall have a business office in or be a resident of Los Angeles County, California. The arbitrator(s) shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief, ancillary costs and fees, and punitive damages) available under state and Federal law. Either party shall have the right to appeal any adverse rulings or judgments to the JAMS Panel of Retired Appellate Court Justices. Judgment on any award rendered by the arbitrator(s) may be entered and enforced by any court having jurisdiction thereof.

(iii)    Notwithstanding the foregoing, the parties agree to participate in non-binding mediation with a mutually selected mediator prior to initiation of any arbitration process, except that either party may file any formal arbitration demand as necessary to preserve their legal rights.

20.    Limit on Benefits.

(a)    Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Burns under any other Lions Gate plan or agreement (such payments or benefits are collectively referred to as the “Payments” for purposes of this Section 20) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Payments would result in Burns retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Burns received all of the Payments (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). In such case, the Payments shall be reduced or eliminated by first reducing or eliminating cash severance payments, then by reducing or eliminating other cash payments, then by reducing or eliminating those payments or benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Burns pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Burns' rights and entitlements to any benefits or compensation.

(b)    A determination as to whether the Payments shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by Lions Gate's independent public accountants or another certified public accounting firm of national reputation designated by Lions Gate (the “Accounting Firm”). Lions Gate and Burns shall use their reasonable efforts to cause the Accounting Firm to provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Lions Gate and Burns within five (5) days of the date of termination of Burns' employment, if applicable, or such other time as requested by Lions Gate or Burns (provided Burns reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by Burns with respect to any Payments, Lions Gate and Burns shall use their reasonable efforts to cause the Accounting Firm to furnish Burns with an opinion reasonably acceptable to Burns that no Excise Tax will be imposed with respect to any such Payments. Unless Burns provides written notice to Lions Gate within ten (10) days of the delivery of the Determination to Burns that he disputes such Determination, the Determination shall be binding, final and conclusive upon Lions Gate and Burns.

21.    Severability. Each section, subsection and lesser portion of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful or unenforceable, such provision shall be deemed to be severed from this Agreement, but every other provision shall remain in full force and effect.

22.    Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

23.    Legal Counsel. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

24.    Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

25.    Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

26.    Notices. All notices to be given pursuant to this Agreement shall be effected either by mail or personal delivery in writing as follows:

Lions Gate:

Lions Gate Entertainment
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Attention: General Counsel

Burns:

Michael Burns
c/o Lions Gate Entertainment
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

w/ copy to:

Ziffren Brittenham LLP
1801 Century Park West
Los Angeles, California 90067
Attention: Matt Johnson, Esq.

27.    Tax Withholding. Notwithstanding anything else herein to the contrary, Lions Gate may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
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In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

“LIONS GATE”
LIONS GATE ENTERTAINMENT CORP.,
By: /s/ Wayne Levin
Its: EVP and General Counsel

“BURNS”
/s/ Michael Burns
Michael Burns

EXHIBIT A

FORM OF GENERAL RELEASE AGREEMENT

1.    Release by Executive. [____________] (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Lions Gate Entertainment Corp. (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive's employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Section 8(b) or 12(c), as applicable (and including any related provisions referred to in the applicable section), of the Employment Agreement dated as of [__________, 2012] by and between the Company and Executive (the “Employment Agreement”); (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive's employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company's bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys' fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (7) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. Executive does waive, however, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive's behalf arising out of any claim released pursuant to this Agreement. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
2.    Acknowledgement of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately [____] days of pay) and salary for the current pay period, Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date of this Agreement.
3.    Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:
“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
4.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:
(i)In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;
(ii)He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(iii)He was given a copy of this Agreement on [____________] and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A-1;
(iv)Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the

ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and
(v)He was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Agreement.
5.    No Transferred Claims. Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
6.    Miscellaneous. The following provisions shall apply for purposes of this Agreement:
(a)    Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
(b)    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
(c)    Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.
(d)    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
(e)    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
(f)    Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
(g)    Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Employment Agreement.

(h)    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.
“EXECUTIVE”

[Name]

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“COMPANY”

Lions Gate Entertainment Corp.

By:     ____________________________________________
[Name]
[Title]

EXHIBIT A-1

ACKNOWLEDGMENT AND WAIVER

I, _____________, hereby acknowledge that I was given 21 days to consider the foregoing General Release Agreement and voluntarily chose to sign the General Release Agreement prior to the expiration of the 21-day period.
I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this ___ day of ____________ 20___, at ___________ County, _________.
__________________________________________________
[Name]